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[OSI PHARMACEUTICALS LOGO]
                                                                    NEWS RELEASE

Contact:    OSI Pharmaceuticals, Inc.         Burns McClellan (representing OSI)
            Kathy Galante                     Kathy Jones, Ph.D. (media)
            Director                          Blair Clark (investors)
            Investor & Public Relations       (212) 213-0006
            (631) 962-2000

          OSI PHARMACEUTICALS ANNOUNCES FISCAL 2003 FINANCIAL RESULTS;
                      CONFERENCE CALL AND WEBCAST TO FOLLOW

MELVILLE, N.Y.--NOV. 17, 2003--OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced its financial results for the Company's fiscal year ended September 30, 2003. The Company reported a net loss of $181.4 million (or $4.87 per share) for fiscal 2003 compared with $218.5 million (or $6.07 per share) in the previous year. The fiscal 2003 net loss included an in-process research and development charge of $31.5 million in connection with the acquisition of Cell Pathways, Inc. The fiscal 2002 net loss included an in-process research and development charge of $130.2 million in connection with the acquisition of Gilead Sciences, Inc.'s oncology assets. Excluding the in-process research and development charges, the net loss for fiscal 2003 would have been $149.9 million (or $4.02 per share), compared to a net loss of $88.3 million, (or $2.45 per share) for fiscal 2002. The Company reported total revenues for fiscal 2003 of $32.4 million compared to revenues of $21.8 million for fiscal 2002. The increase in revenues is primarily due to sales commissions for Novantrone(R), which the Company began recording upon the inception of the co-promotion agreement with Serono S.A. in March 2003. Sales commissions totaled $16.3 million for fiscal 2003.

Excluding the in-process research and development charges, the increase in net loss was attributed to several factors. The primary component was increased selling, general and administrative expenses in connection with the Novantrone(R) and Gelclair(R) transactions and the associated expansion of the Company's commercial infrastructure. OSI incurred a $10 million one-time transition service fee paid to Serono as well as quarterly maintenance fees under the agreement, and also paid the first of two fees to Celgene Corporation in gaining full North American commercial rights to Gelclair(R). Increased costs were also incurred as a result of the Company establishing a commercial organization, including marketing expenses associated with the launch of Novantrone(R) and pre-market activities for Tarceva(TM). Amortization of intangibles increased approximately $8.0 million reflecting the amortization of the up-front fees paid for Novantrone(R). Additionally, other income was lower in the current year by approximately $21.1 million which reflects lower investment income of $6.9 million due to less funds available for investment, and the one-time gain

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of $12.6 million associated with the early retirement of a portion of convertible notes at the end of fiscal 2002.

"Fiscal 2003 was another year of solid progress for OSI and we look forward to a pivotal 2004," stated Colin Goddard, Ph.D., Chief Executive Officer of the Company. "With a sense of optimism in our prospects for success with Tarceva(TM), a robust cash position, two in-line products and a solid pipeline, we continue to believe that the Company is well positioned to capitalize on the anticipated success of our flagship product, Tarceva(TM)."

Tarceva Overview

Tarceva(TM), OSI's leading drug candidate, is designed to block tumor cell growth by inhibiting the tyrosine kinase activity of the HER1/EGFR receptor thereby blocking the HER1/EGFR signaling pathway inside the cell. Tarceva(TM) is currently being evaluated in an extensive clinical development program together with the Company's alliance partners at Genentech and Roche. The principal registration study is a worldwide Phase III trial testing monotherapy Tarceva(TM) versus placebo in a second/third-line non-small cell lung cancer (NSCLC) setting. The study design was based on the encouraging survival data demonstrated in a Phase II Tarceva(TM) trial in refractory NSCLC. The study completed enrollment in January 2003, and OSI has been granted Fast Track status from the FDA for this indication. The primary endpoint in the study is improvement in patient survival and key secondary endpoints include improvement in patient symptoms and response rate. OSI now anticipates top-line data from this Phase III study late in the first quarter of 2004. Based upon this time-line and assuming success, the Company expects to complete a new drug application (NDA) filing by approximately mid-year 2004 and would project a possible year-end approval by the FDA.

Encouraging indications of activity seen for Tarceva(TM) in patients with bronchioloalveolar cell carcinoma (BAC) (a form of lung cancer) were presented at this year's 2003 Annual Meeting of the American Society of Clinical Oncology
(ASCO). It was estimated by the investigators that as many as 20% of all NSCLC patients fall into the category of BAC or to have BAC-like components. The results further support the activity of Tarceva(TM) in lung cancer.

Also presented at this year's ASCO meeting was a retrospective analysis showing that administering Tarceva(TM) at 150mg per day in patients with refractory NSCLC, head and neck and ovarian cancers resulted in longer survival for those patients who developed rash, a common side effect of HER1/EGFR inhibitors compared with those without rash. Approximately 75-80% of patients in these studies developed rash. Based on this analysis, a dose-to-rash strategy for the subset patients who do not develop rash at the scheduled 150mg per day dose may translate into an improvement in survival benefit for these patients. To further investigate this hypothesis and establish the ability to safely dose escalate Tarceva(TM) in this subset of patients, OSI initiated a Phase II dose-escalation study in patients with advanced NSCLC.

A second Phase III trial is a double-blinded, placebo-controlled study in front-line pancreatic cancer comparing Tarceva(TM) in combination with gemcitabine (Gemzar(R)) versus chemotherapy alone. Patient enrollment was completed in January 2003 and the Company expects results to follow close behind Tarceva(TM)'s Phase III second/third-line NSCLC data. Following the failure of both Tarceva(TM) and a competitor's HER1/EGFR inhibitor in front-line trials in NSCLC which combined HER1/EGFR inhibitors concurrently with conventional chemotherapy, the Company considers this Phase III pancreatic front-line combination study to have a low probability in meeting its primary endpoint of improvement in patient survival.

In August 2003, based on earlier results from a Phase I study in glioblastoma multiforme (an aggressive form of brain cancer) and HER1/EGFR involvement in this disease setting, Genentech in collaboration with the Accelerate Brain Cancer Cure (ABC(2)) Clinical Network initiated a Phase II trial in patients with malignant glioma. This study is accruing rapidly and is scheduled to enroll approximately 110 patients. Top-line data for this on-going trial is expected in 2004. Tarceva(TM) was also granted orphan drug status by the FDA in this setting.

Corporate Highlights Over the Past Year

Key Transactions in Fiscal 2003

The Company has carried out three major transactions in fiscal 2003 in keeping with its strategy of building an oncology franchise around Tarceva(TM), maintaining a strong cash position, and assembling a commercial operation in the United States ahead of Tarceva(TM)'s projected launch.

OSI entered the year with a strategic goal of achieving a marketed oncology product around which the Company could build a commercial operation. In March 2003, OSI entered into an agreement with Serono to market and promote the drug Novantrone(R) for approved oncology indications in the United States. In consideration for exclusive marketing and promotion rights, OSI paid $45 million in cash, as well as $10 million for certain transition services provided by Serono during the initial four-month period. Under the terms of the agreement, OSI pays quarterly maintenance fees to Serono until the later of the expiration of the last valid patent claim or the first generic date. OSI receives commissions on net sales of Novantrone(R) in the United States for oncology indications. The drug is also approved for certain advanced forms of multiple sclerosis. Serono will continue to market Novantrone(R) in the multiple sclerosis indications and will record all U.S. sales in all indications. To support Novantrone(R), the Company has built a core commercial operation comprising of approximately 60 sales, marketing, commercial planning and support personnel including an approximately 30 person sales force.

As part of the Cell Pathways' acquisition in June 2003, the Company received two drug candidates in clinical development: Aptosyn(R) and OSI-461 and the related apoptosis technology platform and patent estate. The acquisition also provided the Company with an additional oncology product, Gelclair(R), a bioadherent oral gel that provides relief for treatment of pain associated with oral mucositis, a debilitating side effect often seen in cancer patients undergoing radiation or chemotherapy treatments.

The Company is strategically committed to maintaining a strong cash position on its balance sheet and in September 2003, OSI issued $150.0 million of convertible senior subordinated notes in a private placement for net proceeds of $145.1 million. Interest on these notes is payable at a rate of 3.25% per year. The notes mature in 2023 and are convertible into shares of OSI common stock at a conversion price of $50.02 per share. The Company used $19.0 million of the net proceeds for the purchase of 503,800 shares of its common stock in connection with the transaction. The Company ended its fiscal year with approximately $404 million in cash and investments which includes approximately $28 million of restricted investment securities.

Pipeline Update

OSI-7904L

In October 2003, the Company announced that OSI-7904L advanced to Phase II clinical trials in patients with previously untreated advanced gastric and gastric esophageal junction (GES) cancer. OSI-7904L is a liposomal formulation of a potent thymidylate synthase inhibitor (GW1843) which is designed to improve activity by changing the drug exposure profile when compared to its non-liposomal formulation, thereby maintaining active concentrations of drug in the tumor for an extended period of time. In addition, OSI also broadened the OSI-7904L development program with two studies evaluating the use of OSI-7904L in combination with the chemotherapy agents cisplatin and oxaliplatin, respectively.

Aptosyn(R)

Aptosyn(R) is currently in Phase III clinical trials comparing a combination of Aptosyn(R) and Taxotere(R) versus Taxotere(R) alone in second-line NSCLC. The 610 patient trial was based primarily on pre-clinical data and enrollment was completed by Cell Pathways in March 2003. Based on the absence of clinical data in NSCLC and the lack of potency exhibited by Aptosyn(R) in pre-clinical model systems, the Company considers the Phase III trial to be high risk.

OSI-461

OSI-461 is a more potent and promising second-generation follow-on candidate to Aptosyn(R). OSI-461 is currently being evaluated in a dose-ranging Phase I study and a series of exploratory Phase II studies in chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer. The Company is currently expanding the research base in this program and is seeking to further optimize dose in an expanded Phase I setting.

OSI-211

OSI-211 is a proprietary liposomal formulation of the active topoisomerase-1 inhibitor lurtotecan. Although OSI-211 has demonstrated activity for the treatment of relapsed ovarian cancer, in order to successfully commercialize this agent, it is essential that it can be clearly differentiated from its marketed competitor, topotecan. The Company has ongoing head-to-head randomized Phase II trials versus topotecan in relapsed ovarian cancer and a Phase II trial in advanced small cell lung cancer. Data are expected from these studies during the upcoming year and without significant differentiation from topotecan, OSI will not continue development and would consider out-licensing OSI-211 for further development.

OSI-7836

OSI-7836 is a member of the nucleoside class of cytotoxic drugs of which gemcitabine is the market leader. The ongoing Phase I clinical trial has revealed some toxicity issues, principally high-grade fatigue. If these issues are not resolved with scheduling adjustments, OSI will suspend the development of OSI-7836 as a proprietary program and will look to out-license the candidate for further development.

Other Oncology Candidates

OSI also updated investors on the progress Pfizer Inc., its former partner in an oncology drug discovery program, has made on three oncology products that Pfizer is developing, arising from the partnership. Pfizer has initiated a multi-center, open-label Phase II clinical trial for CP-547,632 in advanced ovarian cancer patients with minimal residual disease following first-line therapy, while the Phase I/II study in NSCLC patients continues to move forward. CP-547,632 is an orally available, potent and selective inhibitor of vascular endothelial growth factor receptor 2-tyrosine kinase (VEGFR). In addition, CP-868,596, a platelet derived growth factor receptor inhibitor (PDGFR), has advanced into a Phase I clinical trial. Both of these therapies target tumor derived angiogenesis, a process where blood vessel growth is induced by solid tumors requiring nutrients to sustain tumor growth. An additional drug candidate, CP-724,714, a potent, selective oral inhibitor of human HER2 (epidermal growth factor receptor 2), is designed to inhibit the growth of tumors dependent on the activity of the HER2 oncogene and continues on schedule in Phase I trials. OSI will receive royalties from Pfizer on commercial products that emanate from the historical joint research agreement.

Conference Call

The Company will host a conference call reviewing the Company's year-end financial results, product portfolio and business developments on November 18th at 8:00am (Eastern time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-915-4836 (U.S.) or 1-973-317-5319 (international) to listen to the call. Telephone replay is available approximately two hours after the call through November 25, 2003. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). The conference ID number is 313524.

About OSI Pharmaceuticals

OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and next-generation cytotoxic chemotherapy agents. OSI's most advanced drug candidate, Tarceva(TM) (erlotinib HCl), a small-molecule inhibitor of the HER1 gene, is currently in Phase III clinical trials for lung and pancreatic cancers. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R)

(mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(TM) for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM), OSI-7904L, Aptosyn(R), OSI-461, OSI-211, OSI-7836, CP-547,632, CP-868,596 and CP-724,714 are investigational compounds and have not yet been determined safe or efficacious in humans for their ultimate intended use.

CONTACT:  OSI Pharmaceuticals, Inc.
Investor & Public Relations
Kathy Galante, 631-962-2000
OR
Burns McClellan
Media
Kathy Jones, Ph.D., 212-213-0006
OR
Investors
E. Blair Schoeb, 212-213-0006

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
                                                              YEAR ENDED SEPTEMBER 30,
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        -------------------------------------
                                                                 2003            2002
                                                              ---------       ---------
OSI Pharmaceuticals, Inc. and Subsidiaries Selected
  Financial Information
Consolidated Statements of Operations
Revenues:
  Sales commissions                                           $  16,289       $      --
  Product sales                                                     437              --
  License and other revenues                                      6,088           9,840
  Collaborative program revenues                                  9,555          11,976
                                                              ---------       ---------
      Total revenues                                             32,369          21,816
                                                              ---------       ---------
Expenses:
  Cost of product sales                                             157              --
  Research and development                                      102,642         102,202
  Acquired in-process research and development                   31,451         130,200
  Selling, general and administrative                            70,532          28,146
  Amortization of intangibles                                     9,300           1,255
                                                              ---------       ---------
      Total expenses                                            214,082         261,803
                                                              ---------       ---------
      Loss from operations                                    $(181,713)      $(239,987)
Other income (expense):
  Investment income - net                                         7,808          14,729
  Interest expense                                               (6,715)         (5,235)
  Other expense - net                                              (737)         (1,590)
  Gain on early retirement of convertible senior
    subordinated notes - net                                         --          12,604
  Gain on sale of diagnostics business                               --           1,000
                                                              ---------       ---------
Net loss                                                      $(181,357)      $(218,479)
                                                              =========       =========
Basic and diluted net loss per common share                   $   (4.87)      $   (6.07)
                                                              =========       =========
Weighted average shares of common stock outstanding              37,249          35,978
                                                              =========       =========


                                                                     SEPTEMBER 30,
                                                                     (IN THOUSANDS)

                                                                2003            2002
                                                              ---------       ---------
Condensed Consolidated Balance Sheet
  Cash and investment securities (including restricted
    investment securities)                                    $ 404,147       $ 476,277
                                                              =========       =========

       Total assets                                           $ 591,502       $ 579,044
                                                              =========       =========
       Total stockholders' equity                             $ 218,057       $ 379,108
                                                              =========       =========


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